Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VECTREN CORPORATION

Pursuant to and in accordance with the provisions of the Indiana Business Corporation Law, as amended (the “Law”), Vectren Corporation, an Indiana corporation (the “Corporation”), has adopted the following amendment and restatement of its Articles of Incorporation:

ARTICLE I

NAME

The name of the Corporation is Vectren Corporation.

ARTICLE II

REGISTERED AGENT

The name of the Corporation’s registered agent for service of process is CT Corporation System.

ARTICLE III

PERIOD OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

AUTHORIZED SHARES OF THE CORPORATION

Section 1.    Amount. The number of shares that the Corporation has authority to issue is One Thousand (1,000) shares, without par value.

Section 2.    Classes and Rights. All shares of the Corporation shall be of one class and shall be known as shares of Common Stock. All shares of Common Stock shall have the same preferences, limitations and relative rights. Each shareholder of Common Stock shall be entitled to one vote for each share of Common Stock standing in the shareholder’s name on the books of the Corporation on each matter voted on at a shareholders’ meeting. Holders of outstanding Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE V

DIRECTORS

Section 1.    Number of Directors. The number of Directors of the Corporation will not exceed five (5) persons and will be set in accordance with the Bylaws.

Section 2.    Removal of Directors. Shareholders may remove one or more Directors at any time with or without cause.

Section 3.    Vacancies on the Board of Directors. If any vacancy or vacancies occurring on the Board of Directors leaves the Board of Directors with no members or if the vote of the remaining members of the Board, as provided in the Bylaws, shall result in a tie, such vacancy may be filled by the shareholders.

ARTICLE VI

PURPOSE

The Corporation is authorized to engage in any activity or purpose lawfully permitted for a corporation created under the Law.

ARTICLE VII

INDEMNIFICATION

Section 1.    Definitions.

As used in this Article,

(a)    “Director” means an individual who is or was a director of the Corporation or any subsidiary of the Corporation, or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the Corporation’s request if the director’s duties to the Corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(b)    “expenses” include counsel fees.

(c)    “liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and/or reasonable expenses incurred with respect to a proceeding.

(d)    “official capacity” means:

(i)	when used with respect to a Director, the office of Director in the Corporation or its subsidiaries, as the case may be; and

(ii)

when used with respect to an individual other than a Director, as contemplated in Section 7 herein, the office in the Corporation or its subsidiaries, as the case may be, held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation.

“Official capacity” does not include service for any other foreign or domestic corporation, except the Corporation’s subsidiaries, or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

(e)    “party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(f)    “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Section 2.    Indemnification – Generally.

The Corporation shall indemnify an individual made a party to a proceeding because the individual is or was a Director against liability incurred in the proceeding if:

(a)    The individual’s conduct was in good faith; and

(b)    The individual reasonably believed:

(i)	in the case of conduct in the individual’s official capacity with the Corporation or its subsidiaries, as the case may be, that the individual’s conduct was in its best interests; and

(ii)	in all other cases, that the individual’s conduct was at least not opposed to the best interests of the Corporation or its subsidiaries, as the case may be; and

(c)    In the case of any criminal proceeding, the individual either:

(i)	had reasonable cause to believe the individual’s conduct was lawful; or

(ii)	had no reasonable cause to believe the individual’s conduct was unlawful.

A Director’s conduct with respect to an employee benefit plan for a purpose the Director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (b)(ii) of this Section 2.

The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the Director did not meet the standard of conduct described in this Section 2.

Section 3.    Indemnification – Successful Defense.

The Corporation shall indemnify a Director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the Director was a party because the Director is or was a Director of the Corporation or of a subsidiary of the Corporation against reasonable expenses incurred by the Director in connection with the proceeding.

Section 4.    Expense Reimbursement.

The Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding if:

(a)    The Director furnishes the Corporation a written affirmation of the Director’s good faith belief that the Director has met the standard of conduct described in Section 2;

(b)    The Director furnishes the Corporation a written undertaking, executed personally or on the Director’s behalf, to repay the advance if it is ultimately determined that the Director did not meet the standard of conduct; and

(c)    A determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

The undertaking required by subsection (b) of this Section 4 must be an unlimited general obligation of the Director but need not be secured and may be accepted without reference to financial ability to make repayment.

Determinations and authorizations of payments under this Section 4 shall be made in the manner specified in Section 6 herein.

Section 5.    Court Ordered Indemnification.

A Director of the Corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

(a)    The Director is entitled to mandatory indemnification under Section 2 or Section 3 herein, in which case the court shall also order the Corporation to pay the Director’s reasonable expenses incurred to obtain court-ordered indemnification; or

(b)    The Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Director met the standard of conduct set forth in Section 2 herein.

Section 6.    Procedure.

The Corporation may not indemnify a Director under Section 2 herein unless authorized in the specific case after a determination has been made that indemnification of the Director is permissible in the circumstances because the Director has met the standard of conduct set forth in Section 2 herein.

The determination shall be made by any one (1) of the following procedures:

(a)    By the Board of Directors by majority vote of a quorum consisting of Directors not at the time parties to the proceeding.

(b)    If a quorum cannot be obtained under subsection (a) of this Section 6, by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two (2) or more Directors not at the time parties to the proceeding.

(c)    By special legal counsel:

(i)	selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this Section 6; or

(ii)

if a quorum of the Board of Directors cannot be obtained under subsection (a) and a committee cannot be designated under subsection (b) of this Section 6, selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate).

(d)    By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this Section 6 to select counsel.

Section 7.    Miscellaneous Indemnification Provisions.

An officer of the Corporation or of a subsidiary of the Corporation, whether or not a Director, is entitled to mandatory indemnification under Section 3 herein and is entitled to apply for court-ordered indemnification under Section 5 herein, in each case to the same extent as a Director.

The Corporation may indemnify and advance expenses hereunder to an officer, employee, or agent of the Corporation or of a subsidiary of the Corporation, whether or not a Director, to the same extent as to a Director.

The Corporation may also indemnify and advance expenses to an officer, employee, or agent, whether or not a Director, to the extent, consistent with public policy, that may be provided by these Articles of Incorporation, the Bylaws, general or specific action of the Board of Directors, or by contract.

The Corporation may purchase and maintain insurance on behalf of an individual who is or was a Director, officer, employee, or agent of the Corporation, or of a subsidiary of the Corporation, or who, while a Director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a Director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual’s status as a Director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under Sections 2 or 3 herein; provided, however, that when and to the extent that the Corporation has purchased and maintained such insurance, it shall have no duty hereunder to indemnify any such person to the extent such liabilities are covered by insurance.

The rights of indemnification provided hereunder shall continue to exist as to a person who has ceased to be a Director, officer, or employee or agent of the Corporation, or of any of its subsidiaries, and shall inure to the benefit of the heirs, executors and administrators of any such person. The indemnification provided by this Article shall be applicable to all proceedings made or commenced after the adoption hereof, arising from acts or omissions to act occurring whether before or after the adoption hereof.

The provisions of this Article do not limit the Corporation’s power to pay or reimburse expenses incurred by a Director, officer, employee or agent in connection with the person’s appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

The indemnification provisions herein are intended to encompass the provisions of Section 23-1-37 of the Law, as modified by these Articles of Incorporation as permitted by Section 23-1-37-15 of the Law.

* * * * *

Effective as of the date filed with the Indiana Secretary of State.